Exhibit 99.2

Viveve Announces Exercise of Warrants for $3 Million Gross Proceeds

ENGLEWOOD, CO -- (Marketwired) – April 17, 2020 -- Viveve Medical, Inc. ("Viveve") (NASDAQ: VIVE), a medical technology company focused on women’s intimate health, today announced that it has entered into agreements with several institutional and accredited investors to exercise certain outstanding Series A warrants to purchase an aggregate of up to 4,820,584 shares of common stock and Series B warrants to purchase an aggregate of up to 242,790 shares of common stock raising gross proceeds of approximately $3 million. These warrants were previously issued in Viveve’s public offering which closed in November 2019.

Ladenburg Thalmann & Co. Inc. is acting as the exclusive placement agent for the offering.

Viveve also announced the reduction in the exercise price of its Series A warrants and Series B warrants from $1.55 per share to $0.61. In consideration for the immediate exercise of the Series A warrants and Series B warrants for cash, the exercising holders will receive new unregistered Series A-2 warrants and Series B-2 warrants respectively to purchase shares of common stock in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"). The new Series A-2 warrants will be exercisable into an aggregate of up to 4,820,584 shares of common stock and Series B-2 warrants will be exercisable into an aggregate of up to 242,790 shares of common stock, in each case at an exercise price of $0.6371 per share with a five (5) year term of exercise.

The new Series A-2 warrants and Series B-2 warrants described above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act and, along with the shares of common stock issuable upon their exercise, have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. The company has agreed to file a registration statement with the SEC covering the resale of shares of common stock issuable upon exercise of the new Series A-2 warrants and Series B-2 warrants.

The shares of common stock issuable upon exercise of the Series A warrants and Series B warrants are registered pursuant to a registration statement on Form S-1 (File No. 333-233639) which became effective by the Securities and Exchange Commission (SEC) on November 22, 2019.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Viveve

Viveve Medical, Inc. is a medical technology company focused on women's intimate health. Viveve is committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve® System incorporates CMRF technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate neocollagenesis in a single in-office session. In the United States, the Viveve System is cleared by the Food and Drug Administration (FDA) for use in general surgical procedures for electrocoagulation and hemostasis. International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications in more than 50 countries.

Viveve continues to advance its clinical development program in stress urinary incontinence (SUI) and is conducting a short-term feasibility study under an Investigational Testing Application approved by the Canadian Ministry of Health. The feasibility study is a single-blind, three-arm, three-month study to compare Viveve's CMRF treatment and a cryogen-only sham to an inert sham treatment in order to capture short-term safety and effectiveness data on use of the Viveve System for the improvement of SUI in women. Subject enrollment in the study was completed in March 2020. Results of the SUI feasibility study are targeted for readout in late summer of 2020. If positive, the feasibility study results could support our initiation of our pivotal PURSUIT trial pending FDA’s approval of Viveve’s Investigational Device Exemption application.

For more information visit Viveve's website at www.viveve.com

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the impact of the novel coronavirus termed COVID-19 on our clinical development and regulatory review and clearances and on the manufacturing, placements and patient utilization of our Viveve Systems, the performance of management and our employees, the outcome of our assessment of strategic alternatives, our ability to obtain financing, our evaluation of strategic alternatives, our ability to obtain approval or clearance for sale of our medical device for all indications sought, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, unless required by law.

Viveve is a registered trademark of Viveve, Inc.

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